FindEx Announces 3rd Quarter Results and Highlights Corporate Developments of the 3rd Quarter

Omaha, NE - FindEx.com, Inc. (OTCBB: FIND) announced for the third quarter ended September 30, 2004, the results of its financial operations, as well as the results of its recapitalization efforts. The company continued its trend of strong revenue growth with a 36% increase in net revenue for the 3rd quarter 2004 versus 3rd quarter 2003. Additionally, as a result of the July 18, 2004, $1,750,000 equity financing and subsequent additional financings, the company achieved a material restructuring of its balance sheet.

The Company reports, for the three months ended September 30, 2004, gross revenues of approximately $1,125,000, a 31% increase of $269,000 over the approximately $856,000 of the September 30, 2003 third quarter. For the nine months ended September 30, 2004, gross revenues were approximately $3,898,000, a 36% increase of $1,026,000 over the approximately $2,872,000 for the nine months ended the September 30, 2003. It should be noted that during the three and nine months ended September 30, 2003, the company was pre-booking orders for the December 2003 release of QuickVerse and recognizing them as deferred revenue.

Financed by equity infusions in the third quarter, the company settled with various vendors on balances owed. As a result of the gross difference of approximately $1,000,000, between balances owed and lump-sums paid, an extraordinary item of approximately $763,000, net of applicable income taxes of $237,000, was realized in the third quarter.

Inclusive of the above extraordinary item, Net Income for the nine months ended September 30, 2004 increased by approximately $221,000, or 45% over the previous year. For the three months ended September 30, 2004 the Company’s net income increased to approximately $416,000 as compared to a net loss of approximately $145,000 for the three months ended September 30, 2003. It should be noted that during the three months ended September 30, the company had non-recurring expenses of approximately $155,000 for 2004 and approximately $29,000 for 2003. The company also made an adjustment to an accounting estimate resulting in a gain of approximately $266,000 during the nine months ended September 30, 2004 and a non-recurring gain adjustment of approximately $584,000 for 2003. Full details are contained in the company’s Form 10-QSB, filed on Edgar which is available at www.sec.gov.

As a result of the recapitalization, as of September 30, 2004, current assets increased 48% (or $387,000) to approximately $1,189,000 versus current assets as of September 30, 2003 of approximately $802,000. Also as a result of the same recapitalization, as of September 30, 2004, current liabilities decreased 63% (or $2,315,000) to approximately $1,333,000 versus current liabilities as at September 30, 2003 of approximately $3,648,000.

In discussing the operating results and recapitalization of the Company, Kirk Rowland, Chief Financial Officer for FindEx.com stated, “The equity financing in the amount of $1,750,000 was through a private placement with Barron Partners, LP, a New York-based private investment partnership that specializes in investing in micro-cap public companies. That equity infusion enabled the company to make the lump-sum proposals which have materially recapitalized the company.”

Mr.     Rowland expanded further, “The recapitalization has also facilitated a number of new product initiatives. Among those initiatives is the recently announced agreement with Tyndale House Publishers to release the New York Times best-selling Left Behind series of novels as a new line of Pocket PC and Palm OS handheld (PDA) based products. Additionally, we are on track for another major release of our flagship product, QuickVerse for Windows, in the current quarter.”

The Left Behind series features 12 best-selling novels which to date, the series has sold over 62 million books. FindEx has integrated the Left Behind series into its top selling PDA search technology developed for QuickVerse PDA 2005. The Left Behind series, based on the prophetic writings of the Book of Revelation, will be combined with the New Living Translation of the Bible, the Left Behind Dictionary, and additional reading materials. The linkage of all these resources will provide an enhanced reading and studying experience never before available on a PDA device.

“QuickVerse PDA has quickly become one of the leading Bible software products for PDA handheld devices,” remarked Bill Terrill, FindEx Chief Technology Officer. Terrill added, “QuickVerse PDA offers the most intuitive and easy to navigate interface, the most advanced book linking and search and retrieval engine, along with the best price-performance ratio on the market. With the Left Behind series, we’ve effectively combined the best in Bible study and PDA reader technology with the best-selling Christian novel series. We’ve carefully linked them together with the New Living Translation of the Bible, a custom dictionary, and additional books to provide the best reading, research, and Bible study experience.”

About FindEx.com Inc.

Findex.com, Inc. is focused on becoming the premier Bible study software provider. The company develops and publishes church and Bible study software products designed to simplify Biblical research, streamline church office tasks, provide easy access to Bible-related stories, and enhance the user’s understanding of the Bible. The company also publishes a product for the financial and data management of churches and non-profit service organizations. The Company’s one operating division called The Parsons Church Group was acquired in July 1999 from The Learning Company, a division of Mattel, Inc.

Key Products

The company’s main product is QuickVerse, a Bible study search engine tool. Over 1,000,000 copies of QuickVerse have been sold since the products conception. Significant and also growing in importance is the Membership Plus product, a Windows-based financial and data management product for churches and other non-profits. All products are available at the company’s website www.quickverse.com.

   Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of FindEx to be materially different from the statements made herein. Among others, these risks include the following: (i) fluctuations in operating results may result in unexpected reductions in revenue and stock price volatility; (ii) delays in product releases and introductions may result in unexpected reductions in revenue and stock price volatility, and (iii) errors or defects in the company’s software products may cause a loss of market acceptance and result in fewer sales. These, as well as other risks are described in the Company’s annual report on Form 10-KSB/A for the year ended December 31, 2003.

Contact Information:
FindEx.com, Inc.
Kirk Rowland
(402) 333-1900
Email: investor@quickverse.com
Website:www.quickverse.com